Exhibit 99.2

Titan Pharmaceuticals, Inc.

FOR IMMEDIATE RELEASE

TITAN PHARMACEUTICALS PROVIDES ADDITIONAL DETAILS ON

CONFIRMATORY PHASE 3 STUDY OF PROBUPHINE

South San Francisco, CA – June 17, 2011 – Titan Pharmaceuticals, Inc. (TTNP.OB) today announced additional information following on its press release issued earlier today about its ongoing dialogue with the U.S. Food and Drug Administration (FDA) regarding the Statistical Analysis Plan (SAP) for its confirmatory Phase 3 study of Probuphine™.

The SAP for the confirmatory Phase 3 study of Probuphine™ was submitted to the FDA in the third quarter of last year and included statistical analyses similar to those previously agreed upon with the FDA and performed in the first controlled Phase 3 study. In late March this year Titan received comments from the FDA on the study protocol as a whole that included a comment on the primary analysis which needed further clarification. Titan immediately requested a meeting with the FDA to obtain further clarification.

In early May, Titan and FDA met via teleconference, clarifying the earlier comment and reaching an understanding on a type of additional analysis to be performed. The revised SAP submitted to the FDA included this analysis as an additional secondary endpoint. Titan also provided to the FDA this same type of analysis conducted retrospectively on the data from the first controlled Phase 3 study (PRO-805), which fully supported the previously reported positive results.

The letter from the FDA received yesterday essentially agrees with the proposed statistical analysis methodology, but requests that this be part of the primary analysis. Titan is seeking a telephonic meeting with the FDA to obtain clarity regarding their request and finalize the SAP expeditiously, and conduct the appropriate analyses. Additional information on the timeline will be provided following this discussion with the FDA.

Importantly, Titan has not unblinded the database nor analyzed any findings for the Phase 3 confirmatory trial and will not do so until final agreement on the SAP has been reached with the FDA.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.	Pure Communications
Sunil Bhonsle, 650-244-4990	Dan Budwick, 973-271-6085
President	dan@purecommunicationsinc.com

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